Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Summit Hotel Properties, Inc. and the incorporation of our report dated January 14, 2022 relating to the financial statements of NewcrestImage Portfolio, filed as an exhibit on Form 8-K/A of Summit Hotel Properties, Inc. on March 11, 2022.

/s/ Carr, Riggs & Ingram, LLC

Metairie, Louisiana
May 9, 2022